SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 10, 2003

PROTON ENERGY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31533 (Commission File Number)	06-01461988 (I.R.S. Employer Identification No.)

10 Technology Drive Wallingford, Connecticut (Address of Principal Executive Offices)	06492 (Zip Code)

(203) 678-2000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.	OTHER EVENTS.

On December 10, 2003, Proton Energy Systems, Inc., a Delaware corporation (“Proton”), and Northern Power Systems, Inc., a Delaware corporation (“Northern”), combined their businesses by merging with and into separate acquisition subsidiaries of Distributed Energy Systems Corp., a Delaware corporation (“Distributed Energy”), pursuant to an Agreement and Plan of Contribution and Merger dated as of May 22, 2003 (as amended, the “Merger Agreement”). As a result of the mergers (the “Mergers”), each of Proton and Northern became a wholly-owned subsidiary of Distributed Energy.

Pursuant to the Merger Agreement, the following conversion ratios were applied to the outstanding securities of Proton and Northern:

•	Each outstanding share of Proton common stock, $.01 par value per share (“Proton Common Stock”), was converted into one share of Distributed Energy common stock, $.01 par value per share (“Distributed Energy Common Stock”);

•	Each outstanding option and warrant to purchase one share of Proton Common Stock became an option or warrant, as the case may be, to purchase one share of Distributed Energy Common Stock;

•	Each outstanding share of Northern common stock, $.01 par value per share (“Northern Common Stock”), Northern non-voting series A-1 preferred stock, $.01 par value per share, Northern series B preferred stock, $.01 par value per share, and Northern series C preferred stock, $.01 par value per share, was converted into (i) $3.74 in cash, (ii) 0.679 shares of Distributed Energy Common Stock and (iii) a warrant to purchase 0.513 shares of Distributed Energy Common Stock; and

•	Each outstanding option to purchase one share of Northern Common Stock became (i) an option to purchase 2.011 shares of Distributed Energy Common Stock and (ii) a warrant to purchase 0.513 shares of Distributed Energy Common Stock.

Under the Merger Agreement, holders of Northern’s series D preferred stock, $.01 par value per share (“Series D Stock”), had the right to elect to receive either cash only or cash and warrants in lieu of the consideration per share received by holders of Northern Common Stock and other series of preferred stock. Based on formulas set forth in the Merger Agreement, at the closing of the Mergers:

•	The holders of Series D Stock who elected to receive cash only received $5.84 for each share of Series D Stock;

•	The holders of Series D Stock who elected to receive cash and warrants received $5.64 per shares of Series D Stock and a warrant to purchase 0.513 shares of Distributed Energy Common Stock; and

•	The holders of Series D Stock who did not make any of the elections described above received (i) $3.74 in cash, (ii) 0.679 shares of Distributed Energy Common Stock and (iii) a warrant to purchase 0.513 shares of Distributed Energy Common Stock.

Distributed Energy expects to issue approximately 35.3 million shares of Distributed Energy Common Stock in the Mergers, including approximately 33.9 million shares of Distributed Energy Common Stock to the former stockholders of Proton and approximately 1.4 million shares of Distributed Energy Common Stock to the former stockholders of Northern. Immediately after the Mergers,

Distributed Energy was owned approximately 96% by the former stockholders of Proton and approximately 4% by the former stockholders of Northern.

Each Northern stockholder will receive 85% of the cash and shares of Distributed Energy Common Stock otherwise due to it upon the closing of the Mergers. The remainder will be placed in escrow to secure indemnification obligations to Distributed Energy, Proton and their affiliates under the Merger Agreement. In addition, all of the warrants otherwise due to the holders of Northern options will also be placed in escrow to secure these indemnification obligations.

The conversion ratios were based upon Proton’s determination of the fair value of Northern, and the terms of the Merger Agreement were determined by arms-length negotiation between the parties. Proton provided Distributed Energy with the funds required to pay the cash portion of the consideration paid to Northern stockholders in the Mergers.

Distributed Energy’s board of directors following the Mergers consists of Clint Coleman, Michael J. Cudahy, Paul F. Koeppe, Gerald B. Ostroski, James H. Ozanne, Walter W. Schroeder, Philip R. Sharp, Dr. Robert W. Shaw, Jr., Theodore Stern and Larry M. Sweet. Messrs. Cudahy, Ostroski, Ozanne, Schroeder, Sharp and Shaw were also directors of Proton prior to the Mergers. Messrs. Coleman, Koeppe and Stern were directors of Northern prior to the Mergers, and were added to Distributed Energy’s board of directors upon the closing of the Mergers. Dr. Shaw will serve as chairman of the board of directors.

Pursuant to the Merger Agreement, Distributed Energy’s board of directors has formed a management committee currently consisting of Dr. Shaw, Mr. Schroeder, Dr. Sweet and Mr. Coleman. The management committee will be responsible for oversight of the Proton and Northern subsidiaries and preparing joint recommendations on strategic initiatives, budgets, personnel policies and other functions. Officers of the Distributed Energy include Dr. Shaw, Mr. Schroeder, Dr. Sweet, Mr. Coleman, Dan Reicher and John Glidden. Mr. Schroeder is President of Distributed Energy, Mr. Glidden is Vice President Finance of Distributed Energy, Dr. Sweet is President of the Proton subsidiary and Mr. Coleman is President of the Northern subsidiary. Prior to the Mergers, Mr. Schroeder was Proton’s Chief Executive Officer, Dr. Sweet was Proton’s President, Mr. Glidden was Proton’s Vice President Finance, Mr. Coleman was Northern’s President, and Mr. Reicher was Northern’s Executive Vice President.

Dr. Shaw was chairman of the board of directors of Northern and chairman of the board of directors of Proton. Venture capital funds affiliated with Dr. Shaw owned approximately 52% of the outstanding stock of Northern and approximately 12% of the outstanding stock of Proton.

Philip Deutch was a director of Northern and a managing director of a venture capital fund that owned approximately 11% of the outstanding stock of Northern and approximately 2% of the outstanding stock of Proton. Mr. Deutch will also serve as an indemnification representative under the escrow agreement.

On December 10, 2003, Distributed Energy and Proton issued a press release announcing the completion of the Mergers. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing description of the press release is qualified in its entirety by reference to the full text of Exhibit 99.1.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits.

Exhibit 99.1        Press Release dated December 10, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTON ENERGY SYSTEMS, INC.

By:	/s/ JOHN A. GLIDDEN

John A. Glidden Vice President Finance

Date: December 10, 2003

EXHIBIT INDEX

Exhibit 99.1	Press Release dated December 10, 2003